Exhibit 10.2

Medicine Research and Development Agreement

Party A: Shaanxi Jiali Pharmaceuticals Co., Ltd
Party B: Shaanxi Research Institution of Chinese Traditional Medicines
Location: Xi’an
Date: Dec.10, 2007

Under this Agreement, both Party A and Party B have come to terms in accordance with the relevant regulations of Contracts Law to research and develop and apply for production approval for five new “Pediatric cold-curing medicines”: Xiaoer Kechuanling Granule, Xiaoer Fuxiening Grunules, Xiaoer Digesting Tablet, Xiaoer Kangganjiedu Grannules, and Xiaoer Jianpibuxue Granules.

Article 1 the Content of Technology Cooperation

The research and development and the application of the production approval of the five new “Pediatric cold-curing medicines”: Xiaoer Kechuanling Granule, Xiaoer Fuxiening Grunules, Xiaoer Digesting Tablet, Xiaoer Kangganjiedu Grannules, and Xiaoer Jianpibuxue Granules.

Article 2 Fees of R & D Project

The initial costs of R&D for five new products is 10 million RMB, and of each one is 2 million RMB, including the fees of R&D, laboratory, clinical trial, drafting application documents other than the related fees caused during medicine approval application process and plant trial-production material fees.

Article 3. Technology Service Fees and Payment

Both parties agree to the total amount of RMB10,000,000 for Technology Service Fees, which Party A will pay to Party B by way of cash or bank transfer. Schedule of fee payments Party A will pay to Party B are as follows: RMB2,000,000 for start-up funds to be paid within five working days upon execution of this agreement; RMB5,000,000 for R&D fees to be paid within five working days upon the closing of lab work and the receiving of the acceptance notice; and, the balance of RMB3,000,000 for Project fees to be paid within five working days of receiving the production certificate issued by SFDA.

Article 4.The Major Obligations and Rights of Both Parties

I. Obligations and Rights of Party A

1. Party A shall provide the necessary assistance as required by Party B.  Party A will provide the  relevant certificates, raw materials, package designation and other supplies as required on timely basis and guarantee of quality.

2. Party A shall provide the technology service fees on time according to the agreements to guarantee the research work proceeds uninterrupted. Party A will deliver to Party B an invoice for the service fees and related R&D expense. Party A shall pay the fees according to the R&D schedule.

3. Party A is responsible for the on-site assessment of the related fees for the medicine administrative examination and for the registration.

4. Party A is responsible for the fees for the drug batched filing process and for the trial production material.

II. Major Obligations and Rights of Party B

1. In accordance with the regulations of the Provisions for Drug Registration, Party B is responsible for delivering the research report and the clinical report for the five new “Pediatric cold-curing medicines” to Party A, and to offer the relevant services of drafting laboratory research and application materials.

2. Party B shall be responsible for the preparation and inspection of the three batches of samples.

3. Party B is obligated for the revision of application materials free of charge for the duration of the application process.

4. Party B will commence work immediately upon the receipt of start-up funds, and is obligated to transfer the new drugs application documents and samples to Party A within one(1) year，and to assist Party A with its filing to Shaanxi Food and Drug Administration.

5. Party B is obligated to keep confidential all aspects of the technique work and research entrusted by Party A, without disclosure to others, and no research activities could occur without the prior written authorization of Party A.

Article 5 Risks and Responsibilities

1. The subject chosen by Party A may fail due to changes in country policies, due to changes to the regulations and laws or other unforeseen reasons.  The losses that may occur shall be assumed by Party A, and the research fees paid by Party A are non-refundable.

2. Party A is responsible for failure caused by the changes of Party A’s policies and financial situation or other unforeseen circumstance which are Party A’s responsibility.  Party A will take responsibility, including but not limited to, for violation of Responsibilities, unless there are other agreements in place agreed upon by both parties. Party B shall not return fees already paid by Party A.

3. Party B shall take all of the responsibilities in case this agreement is failed due to the manmade factors or technology or etc. reasons of Party B. Party B shall pay back all of the payments made by Party A.

Article 6 Standards and Methods of Acceptance Check

1. The quality of preparation samples must satisfy the quality standard stated in the draft of application documents.

2. The time of delivering of the whole filling documents is subject to the date agreed upon in this agreement.

Article 7 the Violation

After the effective date of this agreement, neither party can change the agreement without reasonable a cause.

1. Party A should be responsible for the fail of application due to by party A’s own causes, Party B shall not pay back all of the payments made by Party A.

2. Party A is responsible for the payment of the research and development fees to Party B on time. In addition to current contract fee, Party A shall pay any additional overdue fees equivalent to 1% per day of the current total amount of fees in this agreement. And party B shall deliver the application documents to party A within the term stipulated in the contract. Party A has the right to deduct late fee equivalent to 1% per day of current total payment.

3. Party B shall pay back all of the payments made by Party A, in the case that the failed application is due to a technology error and or reason of party B.

Article 8 Settlement of Disputes

Any disputes under the Agreement shall be settled through amicable negotiation between the parties hereto. In case no agreement could be reached through negotiation, the disputes shall be submitted to board of arbitration of plaintiff for jurisdiction.

Article 9 Early Termination and Changes of Agreement

1. If force majeure caused the failure of R&D, with the confirmation between both parties, this agreement will be terminated earlier and be executed in accordance to the provision of Article 4.

2. If merger occurs during while this agreement is in affect, the newly formed company shall perform and meet the obligations under this agreement.

Article 10 Other Issues

1. As the contract provides that “Party B shall pay back all payments made by Party A, in the case that the application fails due to a technology reason and or error of party B.” Therefore, Party B should issue the receipt of the R&D fees paid by Party A to Party B, and Party A shall exchange it for the invoice after the performance of this contract.

2. In case of any other matters, both parties will negotiate on an amicable best efforts basis.

3. The agreement is made in duplicate with the same legal affect for each party.

4. The agreement effective at the time this agreement is signed and sealed by both parties.

Party A:	Party B:
Shaanxi Jiali Pharmaceuticals Co., Ltd (Seal)	Shaanxi Research Institution of Chinese Traditional Medicines (Seal)

Signature:	Signature:
Contact Number:	Contact Number:
Date:	Date: